CNL Strategic Capital, LLC 8-K

Exhibit 10-1

Fourth aMENDED AND RESTATED MANAGEMENT AGREEMENT

TABLE OF CONTENTS

Page

1.	Duties of the Manager	1
2.	Company's Responsibilities and Expenses Payable by the Company	5
3.	Compensation of the Manager and the Sub-Manager	7
4.	Covenants of the Manager	10
5.	Limitations on Front End Fees	10
6.	Other Activities of the Manager	11
7.	Responsibility of Dual Directors, Officers and/or Employees	11
8.	Indemnification	12
9.	Effectiveness, Duration and Termination of Agreement	14
10.	Notices	15
11.	Amendments	16
12.	Severability	16
13.	Counterparts	16
14.	Entire Agreement; Governing Law	16
15.	Waivers	16
16.	Third Party Beneficiaries	17
17.	Survival	17
18.	Insurance	17
19.	Gender	17
20.	Titles not to Affect Interpretation	17
21.	Representations, Warranties and Covenants of the Manager	17
22.	Name	18
23.	Non-Solicitation	18

i

THIS FOURTH AMENDED AND RESTATED MANAGEMENT AGREEMENT (the "Agreement") made as of the 17th day of November, 2022, effective as of the date provided herein, by and between CNL STRATEGIC CAPITAL, LLC, a Delaware limited liability company (the "Company"), and CNL STRATEGIC CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the "Manager").

WHEREAS, the Company is a Delaware limited liability company and intends to acquire assets permitted by the terms of its amended and restated limited liability company agreement, as may be amended from time to time (the "LLC Agreement");

WHEREAS, the Company desires to avail itself of the experience, source of information, advice, assistance and certain facilities of the Manager and to have the Manager undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board (as defined below), all as provided herein;

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

WHEREAS, the Company and the Manager have previously entered into a Management Agreement dated as of June 30, 2017, as amended and restated on February 7, 2018, February 28, 2018, and January 31, 2020 and the parties now wish to further amend and restate such Management Agreement in its entirety by entering into this Agreement; and

WHEREAS, the Manager is willing to undertake to render such services, subject to the supervision of the Board of Directors of the Company (the "Board"), on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.            Duties of the Manager.

(a)          Retention of Manager. The Company hereby employs the Manager to act as the manager to the Company and its subsidiaries and to manage the day-to-day operations of the Company and its subsidiaries, subject at all times to the supervision of the Board, for the period and upon the terms herein set forth:

(i)           in accordance with the business objectives, policies and restrictions that are (x) set forth in the Company's Private Placement Memorandum dated June 30, 2017, and any such subsequent private placement offering memorandum, as amended and/or supplemented from time to time (the "Offering Memorandum"); (y) contemplated by the Company's Registration Statement (the "Registration Statement") on Form S-1 filed with the Securities and Exchange Commission (the "SEC"), as amended from time to time; and (z) otherwise approved or implemented by the Board;

(ii)          during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Company's certificate of formation and LLC Agreement, in each case as amended from time to time; and

(iii)         such business policies, directives, regulatory restrictions as the Company may from time to time establish or issue and communicate to the Manager in writing.

(b)          Responsibilities of Manager. Without limiting the generality of the foregoing, the Manager shall, during the term and subject to the provisions of this Agreement:

(i)           provide research and thought leadership with regard to the Company's business and acquisition policies and operating company holdings;

(ii)          investigate, select, and, on behalf of the Company, engage and conduct business with such persons as the Manager deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisers, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, securities investment advisors, mortgagors, and any and all agents for any of the foregoing, including affiliates of the Manager, and persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

(iii)         consult with the officers and Board and assist the Board in the formulation and implementation of the Company's financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to asset acquisitions and dispositions consistent with the business objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(iv)         subject to the provisions of Section 1(c) hereof (a) locate, analyze, perform due diligence on and select potential assets; (b) structure and negotiate the terms and conditions of transactions pursuant to which asset acquisitions and dispositions will be made including, without limitation, the formation and qualification of wholly owned subsidiaries and special purpose vehicles; (c) make asset acquisitions and dispositions on behalf of the Company in compliance with the business strategy and policies of the Company; and (d) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with asset acquisitions.

(v)          determine the composition of the Company’s businesses and other assets, the nature and timing of the changes therein and the manner of implementing such changes;

(vi)         service and monitor the Company's assets, whether such assets are held directly or indirectly;

(vii)        arrange financings and borrowing facilities for the Company;

(viii)       upon request, provide the Board with periodic reports regarding prospective business opportunities;

(ix)          from time to time, or at any time reasonably requested by the Board, make reports to the Board regarding (a) the Manager’s performance of services to the Company under the terms of this Agreement, and (b) the Sub-Manager’s (defined below) performance of services under the Sub-Management Agreement (defined below);

(x)           provide foreign currency management (including foreign currency hedging).

(xi)          support the Company's capital raising efforts, including without limitation, to be reasonably available to support any placement agent's or dealer manager's marketing, syndicate building and placement process, it being understood that such placement agent or dealer manager will lead all day-to-day capital raising efforts;

(xii)         lead day-to-day equity sales and marketing efforts of the Company in collaboration with the placement agent or dealer manager, as applicable;

(xiii)        participate in the fair valuation process for portfolio investments pursuant to valuation policies and procedures approved by the Board or a committee thereof, including making supportable recommendations of fair values to the Company for all investments for which publicly observable prices are not available;

(xiv)        participate in the review of draft public financial statements and registration statements to ensure that the information presented regarding the Manager or Sub-Manager, its affiliates and the Company's underlying businesses is accurate and not misleading and to complete agreed-upon disclosure certifications; and

(xv)         participate in presentations to (a) managing dealer or placement agent wholesaling personnel; (b) broker-dealer and registered investment adviser and other distribution intermediaries road shows; (c) educational forums; (d) due diligence review programs conducted by third-party evaluators and due diligence officers of broker-dealers; and (e) other marketing events and forums to facilitate the Company's fund raising efforts.

(c)          Power and Authority. To facilitate the Manager's performance of these undertakings, but subject to the restrictions contained herein, the Company and its subsidiaries hereby delegate to the Manager, and the Manager hereby accepts, the power and authority on behalf of the Company and its subsidiaries to effectuate its decisions relating to the Company's assets, including the execution and delivery of all documents relating to the Company's assets. In the event that the Company determines to acquire debt financing, the Manager shall arrange for such financing on the Company's behalf, subject to the oversight and approval of the Board. The Board may, at any time upon the giving of notice to the Manager, modify or revoke the authority set forth in this Section 1(c).

(d)          Acceptance of Appointment. The Manager hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e)          Sub-Manager. The Manager entered into a Second Amended and Restated Sub-Management Agreement (the "Sub-Management Agreement") with Levine Leichtman Strategic Capital, LLC or one of its affiliates with expertise in the types of assets the Company intends to acquire (the "Sub-Manager") pursuant to which the Manager may delegate and obtain the services of the Sub-Manager to assist the Manager in fulfilling its responsibilities hereunder. Specifically, the Manager may retain the Sub-Manager to recommend specific assets based upon the Company's business objectives, policies and restrictions, and work, along with the Manager, in sourcing, structuring, negotiating, arranging or effecting the acquisition and disposition of such assets and monitoring assets on behalf of the Company, subject to the oversight of the Manager and the Company.

(i)           The Manager shall monitor the Sub-Manager to ensure that material information discussed by management of any such Sub-Manager is communicated to the Board, as appropriate.

(ii)          The Company shall be responsible for any compensation payable and reimbursement of Reimbursable Expenses (as defined in the Sub-Management Agreement) to the Sub-Manager under the Sub-Management Agreement.

(iii)         The Sub-Manager shall be subject to the same fiduciary duties imposed on the Manager pursuant to this Agreement.

(f)           Independent Contractor Status. The Manager shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g)          Record Retention. The Manager shall maintain and keep all books, accounts and other records of the Manager that relate to activities performed by the Manager hereunder as required under applicable law and the Advisers Act. Subject to review by and the overall control of the Board, the Manager shall at all times have access to and maintain all books and records with respect to the Company's transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Manager agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company's request and upon termination of this Agreement pursuant to Section 9; provided that the Manager may retain a copy of such records.

(h)          Bank Accounts. The Manager may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be comingled with the funds of the Manager; and the Manager shall from time to time render appropriate accountings of such collections and payment to the Board and to the auditors of the Company.

(i)           State Administrator. The Manager shall, upon request by an official or agency administering the securities laws of a state, province, or commonwealth (a "State Administrator"), submit to such State Administrator the reports and statements required to be distributed to members of the Company pursuant to this Agreement, the Offering Memorandum, the Registration Statement and applicable federal and state law.

(j)           Fiduciary Duty. It is acknowledged that the Manager shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Manager's immediate possession or control. The Manager shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Company. The Manager shall not, by entry into an agreement with any member of the Company or otherwise, contract away the fiduciary obligation owed to the Company and the members of the Company under common law.

2.            Company's Responsibilities and Expenses Payable by the Company.

(a)          Costs. Subject to the limitations on reimbursement of the Manager as set forth in Sections 2(b) and 2(c) below and any reduction or deferral of such amounts required to be reimbursed pursuant to any Expense Support and Conditional Reimbursement Agreement currently effective among the parties hereto (the "Expense Support Agreement") and in addition to the compensation paid to the Manager and the Sub-Manager pursuant to Section 1(e)(ii) and Section 3, the Company, either directly or through reimbursement to the Manager and the Sub-Manager pursuant to the Sub-Management Agreement, shall bear all fees, costs, expenses, liabilities and obligations relating to the Company’s activities, acquisitions, dispositions, financings and business of its operations and transactions, including (without limitation) fees and expenses relating to:

(i)           expenses deemed to be "organization and offering expenses" of the Company for purposes of Conduct Rule 2310(a)(12) of the Financial Industry Regulatory Authority (for purposes of this Agreement, such expenses, exclusive of commissions, any placement agent fee, any dealer manager fee, the distribution fee and any discounts, are hereinafter referred to as "Organization and Offering Expenses") including, without limitation, fees and expenses associated with marketing efforts;

(ii)          effecting sales of the Company's limited liability company interests ("Shares") and other securities;

(iii)         the Base Management Fee and the Total Return Incentive Fee (each as defined in Section 3(a) hereof);

(iv)         fees payable to third parties relating to or associated with due diligence, investment banking fees, professional fees, legal fees, organizing, acquiring, consummating, financing, refinancing, restructuring, hedging, taking public or private the Company’s assets or the Company’s itself, including the fees and expenses associated with performing due diligence reviews of prospective acquisitions, including, subject to the Company’s investment policy, those opportunities not consummated (including legal, accounting, auditing, insurance, travel, meals and entertainment, consulting, brokerage, finders’, financing, appraisal, filing, printing, real estate title, survey, reverse breakup, termination and other fees and expenses);

(v)          valuing assets, including expenses and fees payable to third parties with respect to the valuation of the Company’s investments;

(vi)         fees, costs, expenses, liabilities and obligations attributable to selling, disposing of or liquidating businesses or investments, including expenses and fees payable to third parties in connection with identifying and evaluating purchasers, and negotiating and finalizing terms of a sale, disposition or liquidation;

(vii)        business expenses, including expenses and fees associated with the holding of or operating a business or owning its assets;

(viii)       transfer agent fees;

(ix)          fees, costs and expenses associated with the management, advising, operating, holding of the Company’s assets, including legal, accounting (to the extent not handled under the Administrative Services Agreement), custodian, depositary, auditing, insurance (including directors and officers liability insurance), travel, meals and entertainment, litigation and indemnification costs and expenses, judgments and settlements, consulting, brokerage, finders’, financing, appraisal, Bloomberg listing, pricing, data, marketing and similar services, investment banking fees, filing, printing, title, transfer, registration and other fees and expenses (including fees, costs, and expenses associated with the preparation or distribution of the Company’s financial statements, tax returns, tax estimates, and Schedule K-1s or any other administrative, regulatory or other Company related reporting or filing), the Company’s compliance and reporting obligations, and oversight;

(x)           federal and state registration fees;

(xi)          federal, state and local taxes;

(xii)         independent directors' fees and expenses; costs of proxy statements, shareholders’ reports and notices;

(xiii)        fidelity bond, directors and officers/errors and omissions liability insurance and other insurance premiums;

(xiv)        direct costs such as printing, mailing and long distance telephone and staff; fees and expenses associated with independent audits and outside legal costs;

(xv)         costs associated with the Company's reporting and compliance obligations under applicable federal and state securities law;

(xvi)        brokerage commissions for the Company's assets; and

(xvii)      all other expenses incurred by the Manager and the Sub-Manager in performing its obligations subject to the limitations included in this Agreement.

(b)          Limitations on Reimbursement of Expenses. Excluded from the allowable reimbursement hereunder shall be:

(i)           Overhead, rent or depreciation, utilities, capital equipment, and other administrative items of the Manager; and

(ii)          salaries, fringe benefits and other administrative items incurred or allocated to any executive officer or board member of the Manager or the Sub-Manager (or any individual performing such services), any executive officer or board member of the Company who is also an executive officer, board member of employee of the Manager or the Sub-Manager, or a holder of 10% or greater equity interest in the Manager or the Sub-Manager (or any person having the power to direct or cause the direction of the Manager or the Sub-Manager, whether by ownership of voting securities, by contract or otherwise).

(c)          Periodic Reimbursement.

(i)           Third-party out-of-pocket expenses incurred by the Manager on behalf of the Company and payable pursuant to this Section 2 shall be reimbursed no less than monthly to the Manager. The Manager shall prepare a statement (the “Reimbursement Statement”) documenting such expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement. Such reimbursement shall be made in cash within 30 calendar days following the Manager’s delivery to the Company of the Reimbursement Statement therefor. The Manager may elect, in its sole discretion, to defer or waive all or a portion of such reimbursement. Any portion of such deferred reimbursement not taken as to any period shall be deferred without interest and may be taken by the Manager in any other period prior to the occurrence of a Liquidity Event (as such term is defined in the LLC Agreement) as the Manager may determine in its sole discretion.

(ii)          The Manager acknowledges and agrees that it will be responsible for the payment of the Company's Organization and Offering Expenses to the extent they exceed (A) 1.0% of the cumulative gross proceeds from the offering to which the Offering Memorandum and any subsequent private placements relate and (B) 1.5% of the cumulative gross proceeds from the offering to which the Registration Statement relates (the “Public Offering”), in each case, without recourse against or reimbursement by the Company. Notwithstanding the foregoing, the Company shall reimburse the Manager for Organization and Offering Expenses it may incur on the Company's behalf but only to the extent that (1) the total amount of all Organization and Offering Expenses is reasonable and (2) solely in connection with the Public Offering the reimbursement would not cause the selling commissions, any dealer manager fees, the distribution fees and the Organization and Offering Expenses borne by the Company to exceed 15.0% of gross proceeds from the Public Offering pursuant to the Registration Statement as of the date of the reimbursement. For the avoidance of doubt, the Manager’s obligation to pay the Company’s Organization and Offering Expenses pursuant to this section shall be calculated on a cumulative basis at the time such Organization and Offering Expenses are due and payable under this Agreement, as compared to the cumulative gross proceeds from the Public Offering at such time.

3.            Compensation of the Manager and the Sub-Manager. During the Initial Term and any Renewal Term (each as defined in Section 9(a) hereof), the Company shall pay or cause to be paid to the Manager, and the Sub-Manager pursuant to Section 1(e)(ii), a base management fee ("Base Management Fee") and total return incentive fee ("Total Return Incentive Fee") as hereinafter set forth subject to any reduction or deferral of any Base Management Fee amounts or Total Return Incentive Fee amounts pursuant to the terms of the Expense Support Agreement.

(a)          Base Management Fee. The Base Management Fee shall be calculated for each share class at an annual rate of (i) for the Company’s Class A shares, Class I Shares, Class D, and Class T Shares (collectively, the “Non-Founder Shares”), 2% of the product of (x) the Company's Average Gross Assets and (y) the ratio of Non-Founder Share average Adjusted Capital for a particular class to total average Adjusted Capital (as defined below) and (ii) for the Company’s Class FA Shares and Class S Shares (collectively, the “Founder Shares”), 1% of the product of (x) the Company's Average Gross Assets and (y) the ratio of outstanding Founder Share average Adjusted Capital for a particular class to total average Adjusted Capital, in each case excluding cash, and will be payable monthly in arrears. The Base Management Fee for a certain month shall be calculated based on the average value of the Company's gross assets at the end of that month and the immediately preceding calendar month and shall be due and payable no later than thirty (30) calendar days following the end of the applicable month. For purposes of the Base Management Fee, the average Adjusted Capital for an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable month.

For purposes of this Agreement, “Average Gross Assets" means the arithmetic average of the Company's Gross Asset Value as of the last day of (1) a calendar month and (2) the immediately preceding calendar month.  For purposes of this Agreement, "Gross Asset Value" means, with respect to any date, the sum of the values of all of the Company’s assets (excluding cash) as used in determining net asset value pursuant to the Company's valuation policy as of such date.

For purposes of this Agreement, “Adjusted Capital” is defined as cumulative proceeds generated from sales of shares of a particular share class (inclusive of proceeds from the sale of shares pursuant to the distribution reinvestment plan), net of sales load (upfront sales commissions and upfront dealer manager fees), if any, reduced for the full amounts paid for share repurchases pursuant to the Company's share repurchase program, if any, for such class.

(b)          Total Return Incentive Fee. The Total Return Incentive Fee shall be based on the Total Return to Shareholders (as defined below) for each share class of the Company in any calendar year, payable annually in arrears. The Total Return Incentive Fee will be calculated and will accrue on a quarterly basis, to the extent that it is earned. The Company will perform a final reconciliation of the Total Return Incentive Fee calculation at the completion of each calendar year and the Total Return Incentive Fee shall be due and payable to Manager no later than ninety (90) calendar days following the end of the applicable calendar year. The Company shall pay the Manager a Total Return Incentive Fee for each share class calculated as follows:

(i)           Annual Preferred Return. No Total Return Incentive Fee for any calendar year in which the Total Return to Shareholders of a particular share class of the Company for such calendar year does not exceed 7%, which is referred to as the “Annual Preferred Return.”

(ii)          Non-Founder Shares.

(A)          100% of the Total Return to Shareholders payable with respect to each particular share class of Non-Founder Shares, calculated at each share-class level based on the Total Return to Shareholders on Non-Founder Shares, if any, that exceeds the Annual Preferred Return, but is less than or equal to 8.75%, or the "Non-Founder Breakpoint," in any calendar year. This portion of the Total Return Incentive Fee is referred to as the “Non-Founder Catch Up.”

(B)           20% of the Total Return to Shareholders with respect to each particular share class of Non-Founder Shares, calculated at each share-class level based on the Total Return to Shareholders on Non-Founder Shares, if any, that exceeds the Non-Founder Breakpoint.

(iii)         Founder Shares.

(A)          100% of the Total Return to Shareholders payable with respect to each particular class of the Founder Shares, calculated at each share class based on the Total Return Shareholders on Founder Shares, if any, that exceeds the Annual Preferred Return, but is less than or equal to 7.777%, or the "Founder Breakpoint," in any calendar year. This portion of the Total Return Incentive Fee is referred to as the “Founder Catch Up”.

(B)           10% of the Total Return to Shareholders with respect to each particular class of the Founder Shares, calculated at each share class based on the Total Return to Shareholders on Founder Shares, if any, that exceeds the Founder Breakpoint.

For purposes of this Agreement, the “Total Return to Shareholders” for any calendar quarter is calculated for each share class as the change in the net asset value for such share class plus total distributions for such share class calculated based on the average Adjusted Capital for such class as of each calendar quarter end. For purposes of the Total Return Incentive Fee, the average Adjusted Capital for an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable quarter. The Annual Preferred Return, the Non-Founder Breakpoint and the Founder Breakpoint are also adjusted for the actual number of days in each calendar year, measured as of each calendar quarter end.

For purposes of calculating the Total Return to Shareholders, the change in net asset value is subject to a High Water Mark. For purposes of this Agreement, the “High Water Mark” is equal to the highest year-end net asset value, for each share class of the Company since inception, adjusted for any special distributions resulting from the sale of Company assets, provided such adjustment is approved by the Company’s board of directors. If, as of each calendar year end, the net asset value for the applicable share class is (A) above the High Water Mark, then, for such calendar year, the Total Return to Shareholders calculation will include the increase in net asset value for such share class in excess of the High Water Mark, and (B) if the net asset value for the applicable share class is below the High Water Mark, for such calendar year, (i) any increase in the per share net asset value will be disregarded in the calculation of Total Return to Shareholders for such share class while (ii) any decrease in the per share net asset value will be included the calculation of Total Return to Shareholders for such share class. For the incentive fee calculation for the year ending December 31, 2020, the High Water Marks will be $27.64 for our Class FA shares, $26.91 for our Class A shares, $27.01 for our Class T shares, $26.61 for our Class D shares, $27.15 for our Class I shares, and $27.64 for Class S shares.

(c)          Waiver or Deferral of Fees. The Manager shall have the right to elect to waive or defer all or a portion of the Base Management Fee and/or Total Return Incentive Fee that would otherwise be paid to it (in addition to any portion of such Base Management Fee and/or Total Return Incentive Fee reduced or deferred pursuant to the terms of the Expense Support Agreement) only upon written consent of the Sub-Manager. Prior to the payment of any fee to the Manager, the Company shall obtain written instructions from the Manager (with the written consent of the Sub-Manager) with respect to any waiver or deferral of any portion of such fees. Any portion of a deferred fee payable to the Manager and not paid over to the Manager with respect to any calendar month, quarter or year shall be deferred without interest and may be paid over in any such other month prior to the occurrence of a liquidity event, as the Manager may determine (with the written consent of the Sub-Manager) upon written notice to the Company. Payment of the Total Return Incentive Fee to the Managers is also subject to the deferral requirements in the Company’s Second Amended and Restated Share Repurchase Plan.

(d)          Detailed Calculation Policy and Examples. The fees payable to the Manager as set forth in this Agreement shall be calculated using detailed calculation procedures mutually agreed upon by the Manager and the Sub-Manager, and shall be consistent with the calculation of such fees as set forth in this Section 3 and as set forth in the Examples included on Exhibit A hereto. For the avoidance of doubt, the Manager and the Sub-Manager have entered into the Sub-Management Agreement of even date herewith (with the approval of the Company) that provides, among other things, that the Sub-Manager will receive from the Company 50% of all fees payable to the Manager under this Section 3.

(e)          Other Fees. The Manager and its affiliates and the Sub-Manager may receive other compensation in connection with the performances of their services hereunder from parties other than the Company. Such compensation may include transaction fees from the companies the Company invests in as further described in the Offering Memorandum, the Registration Statement and the Sub-Management Agreement.

4.            Covenants of the Manager.

(a)          Reports to State Administrators. The Manager shall, upon written request of any State Administrator, submit any of the reports and statements to be prepared and distributed by it pursuant to this Section 4 to such State Administrator.

(b)          Reserves. In performing its duties hereunder, the Manager shall cause the Company to provide for adequate reserves for normal replacements and contingencies (but not for payment of fees payable to the Manager hereunder) by causing the Company to retain a reasonable percentage of proceeds from offerings and revenues.

(c)          Recommendations Regarding Reviews. From time to time and not less than quarterly, the Manager must review the Company's accounts to determine whether cash distributions are appropriate.

(d)          Temporary Investments. The Manager shall, in its sole discretion, temporarily place proceeds from offerings by the Company into short term, highly liquid assets which may include obligations of, or obligations guaranteed by, the U.S. government or bank money-market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as a depository or custodian for any such funds) that can be readily sold, with appropriate safety of principal.

5.            Limitations on Front End Fees.

(a)          Limitations on Front End Fees. Notwithstanding anything herein to the contrary:

(i)           All fees and expenses paid by any party for any services rendered to organize the Company and to acquire assets for the Company ("Front End Fees," as such term is defined in the LLC Agreement) shall be reasonable and shall not exceed 18% of the gross offering proceeds, regardless of the source of payment. Any reimbursement to the Manager or any other person for deferred organizational and offering expenses, including any interest thereon, if any, will be included within this 18% limitation.

(ii)          The Manager shall commit at least eighty-two percent (82%) of the gross offering proceeds towards the investment or reinvestment of assets and reserves as set forth in Section 4(b) above on behalf of the Company. The remaining proceeds may be used to pay Front End Fees.

6.            Other Activities of the Manager. The services of the Manager to the Company are not exclusive, and, subject to any agreements with a Sub-Manager, including the Exclusivity Agreement by and between the respective parent companies of the Manager and Sub-Manager, dated as of February 7, 2018 (the “Exclusivity Agreement”), and the Code of Business Conduct and Ethics of the Company, including the conflicts of interest policy included therein, the Manager may engage in any other business or render the same, similar or different services to others including, without limitation, businesses that may directly or indirectly compete with us, so long as its services to the Company hereunder are not impaired thereby, and, subject to any agreement with a Sub-Manager, including the Exclusivity Agreement, and the Code of Business Conduct and Ethics of the Company, including the conflicts of interest policy included therein, nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Manager to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the middle market companies the Company may own or control, subject to applicable law); provided, however, that the Manager shall notify the Company prior to being engaged to serve as a manager to a fund or another company that has a similar business strategy to the Company's business strategy. The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and members of the Company are or may become interested in the Manager and its affiliates, as directors, officers, employees, partners, members, managers or otherwise, and that the Manager and its directors, officers, employees, partners, stockholders, members and managers, and the Manager's affiliates are or may become similarly interested in the Company and/or its subsidiaries as members or otherwise.

7.            Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, member, officer or employee of the Manager is or becomes a director, officer and/or employee of the Company and/or its subsidiaries and acts as such in any business of the Company and/or its subsidiaries, then such manager, partner, member, officer and/or employee of the Manager shall be deemed to be acting in such capacity solely for the Company and/or its subsidiaries, and not as a manager, partner, member, officer or employee of the Manager or under the control or direction of the Manager, even if paid by the Manager.

8.            Indemnification.

(a)          Indemnification. The Manager and the Sub-Manager (and their respective officers, managers, partners, members, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Manager or Sub-Manager) shall not be liable to the Company or any of its subsidiaries, to the Board, or the Company's or any subsidiary's members, stockholders or partners for any action taken or omitted to be taken by the Manager or Sub-Manager in connection with the performance of any of its duties or obligations under this Agreement or otherwise as a manager or sub-manager of the Company, and the Company and its subsidiaries shall indemnify, defend and protect the Manager and Sub-Manager (and their respective officers, managers, partners, members, agents, employees, controlling persons and any other person or entity affiliated with the Manager or Sub-Manager, each of whom shall be deemed a third party beneficiary hereof) (collectively, the "Indemnified Parties") and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders, as specifically provided herein) arising out of or otherwise based upon the performance of any of the Manager's or Sub-Manager's duties or obligations under this Agreement or otherwise as a manager of the Company. Notwithstanding the preceding sentence of this paragraph to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or any of its subsidiaries, to the Board, or the Company's or any subsidiary's members, shareholders or partners to which the Indemnified Parties would otherwise be subject by reason of negligence or misconduct in the performance of the Manager's or Sub-Manager's duties and obligations, as applicable, under this Agreement.

(b)          The Manager shall indemnify the Company (and its officers, managers, partners, members, agents employees, controlling persons and any other person or entity affiliated with the Company) for any losses that the Company (and its officers, managers, partners, members, agents, employees, controlling persons and any other person or entity affiliated with the Company) may sustain primarily as a result of the Manager's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or violation of applicable law, including without limitation, the federal and state securities laws.

(c)          Limitations on Indemnification. Notwithstanding Section 8(a) or Section 8(b) to the contrary, the Company and its subsidiaries shall not provide for indemnification of the Indemnified Parties for any liability or loss suffered by the Indemnified Parties, nor shall the Company or its subsidiaries provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Company and its subsidiaries, unless all of the following conditions are met:

(i)           the Indemnified Party has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company and its subsidiaries;

(ii)          the Indemnified Party was acting on behalf of or performing services for the Company and its subsidiaries;

(iii)         such liability or loss was not the result of negligence or misconduct by the Indemnified Party; and

(iv)         such indemnification or agreement to hold harmless is recoverable only out of the Company's net assets and not from members of the Company.

Furthermore, notwithstanding anything to the contrary, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

(v)          there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

(vi)         such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

(vii)        a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

(d)          Advancement of Funds. The Company shall be permitted to advance funds to the Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are met:

(i)           The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;

(ii)          The Indemnified Party undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which the Indemnified Party is not found to be entitled to indemnification; and

(iii)         The legal action was initiated by a third party who is not the holder of an ownership interest in the Company, or if the legal action was not initiated by such a holder, a court of competent jurisdiction approves such advancement.

9.            Effectiveness, Duration and Termination of Agreement.

(a)          Term and Effectiveness. This Agreement shall become effective as of the earlier of (i) the date that the Company has its initial closing, as such term is defined in the Offering Memorandum, or (ii) the date that the Company meets the minimum offering requirement as such term is defined in the Registration Statement, and shall remain in effect for one year (the "Initial Term"), and thereafter shall continue automatically for successive annual periods (a "Renewal Term"); provided that such continuance is specifically approved at least annually by the vote of a majority of the Company's independent directors.

(b)          Termination. This Agreement may be terminated at any time, without the payment of any penalty (i) immediately by the Company for Cause (as defined below) or (ii) by either party upon 120 days written notice; provided that termination by the Company will require a vote of the Board.

With respect to the termination of this Agreement, "Cause" is defined as (a) fraud, Criminal Conduct, willful misconduct or willful breach of fiduciary duty by the Manager as determined by a court of competent jurisdiction to the extent that the Board has determined that such conduct has materially and adversely effected the Company, (b) a material breach of this Agreement of any nature whatsoever by the Manager, which breach is not cured within ninety (90) days of notice given to the Manager specifying the nature of the alleged breach, or (c) the Manager assigns this Agreement or a Manager Change of Control Event occurs and such assignment or Manager Change of Control Event, as applicable, does not constitute a Permitted Manager Assignment.

With respect to the termination of this Agreement, “Criminal Conduct” includes a misappropriation of funds committed by the Manager or an Affiliate thereof with respect to the Company or if a member of the senior management team of the Manager whose services are material to the Company has been convicted or entered a plea of guilt or nolo contendere of any felony or a violation of any Federal or State securities laws.

For purposes of this Agreement “Permitted Manager Assignment” means the assignment of this Agreement by the Manager or the occurrence of a Manager Change of Control Event, in each case after obtaining the consent of the Company, which consent shall be approved by a majority of the Company's independent directors.

For purposes of this Agreement, “Manager Change of Control Event” means  (i) a sale, merger, equity issuance or similar transaction, whether directly or indirectly, involving the Manager or its equity holders in which the indirect and direct equity holders of the Manager immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors or managers of the surviving entity, or (ii) the sale by the Manager of all or substantially all of the Manager’s assets in one transaction or in a series of related transactions, or (iii) any transaction or combination of transactions as a result of which the person(s) in control of the Manager, whether directly or indirectly, as of the date of this Agreement cease to be in control of the Manager; provided, however, a Manager Change of Control Event shall not be deemed to have occurred, (a) if such transaction involves a sale, transfer or similar transaction from any direct or indirect equity holder(s) of the Manager as of the date of this Agreement to another direct or indirect equity holder(s) of the Manager as of the date of this Agreement, or (b) as a result of a change in the executive officers of the Manager.

(c)          Assignment. This Agreement shall not be assigned by the Manager other than pursuant to a Permitted Manager Assignment. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to an organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(d)          Payments to and Duties of Manager upon Termination.

(i)           After the termination of this Agreement, the Manager shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Company within 90 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Manager prior to termination of this Agreement.

(ii)          The Manager shall promptly upon termination:

(A)         Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B)          Deliver to the Board all assets and documents of the Company then in custody of the Manager; and

(C)          Cooperate with the Company's reasonable request to provide an orderly management transition, including payment of the cost of such termination as required by Section 13.4 of the Company’s Limited Liability Company Operating Agreement, as amended.

(e)          Survival. The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Manager shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

10.          Notices.

(a)          All notices, requests, claims, demands and other communications hereunder which relate to this Agreement shall be in writing and shall deemed to be delivered, (i) upon delivery in person, (ii) one day after deposit with Federal Express or similar overnight courier service, (iii) three (3) days after being mailed by registered or certified mail (postage prepaid, return receipt requested), or (iv) one day after sending an e-mail provided such e-mail is followed by deposit with Federal Express or similar overnight courier no later than the following day.

(b)          Unless otherwise notified in writing, all notices, request, claims, demands and other communications shall be given to the respective parties at the following addresses or at such other address for a party as shall be specified in a notice given in accordance with this Section 10:

To the Board and to the Company:	CNL Strategic Capital, LLC CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attn: General Counsel

To the Manager:	CNL Strategic Capital Management, LLC CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attn: Chief Financial Officer and General Counsel

11.          Amendments. This Agreement shall not be amended, changed, modified or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or permitted assignees. The Company acknowledges that the Company and the Manager have agreed pursuant to the terms of the Sub-Management Agreement to not (a) amend, modify or waive, in whole or in part, this Agreement without the prior written consent of the Sub-Manager, or (b) waive or defer any Base Management Fee or Incentive Fee due and payable to the Manager under the terms of this Agreement without the prior written consent of the Sub-Manager.

12.          Severability. If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

13.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

14.          Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware, and any action brought to enforce the agreements made hereunder or any action which arises out of the relationship created hereunder shall be brought exclusively in the federal or state courts for New York County, New York. Each party hereby irrevocably waives its rights to trial by jury in any action or proceeding arising out of this Agreement or the transactions relating to its subject matter.

15.          Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.          Third Party Beneficiaries. Except for the Sub-Manager (with respect to Section 1, 2, 3, 5, 8, 11 and 18) and any Indemnified Party, such Sub-Manager and Indemnified Party, each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein shall give or be construed to give any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

17.          Survival. The provisions of Sections 8, 9, 14, 22, 23 and this Section 17 shall survive the termination of this Agreement.

18.          Insurance. The Company shall acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which shall name the Manager and the Sub-Manager each as an additional insured party (each an "Additional Insured Party" and collectively the "Additional Insured Parties"). Such insurance policy shall include reasonable coverage from a reputable insurer and have a minimum coverage limit of $10 million and shall be reviewed by the Board on an annual basis and adjusted, if appropriate, for the size of the Company’s portfolio. The Company shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Company, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Manager or the Sub-Manager is named as an Additional Insured Party on such policy, the Company shall provide the Manager and the Sub-Manager with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy.

19.          Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

20.          Titles not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

21.          Representations, Warranties and Covenants of the Manager. The Manager represents, warrants and covenants to the Company as follows:

(a)          The Manager is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as the business is now being conducted.

(b)          The execution, delivery and performance by the Manager of this Agreement is within the Manager's powers and has been duly authorized by all necessary actions on the part of the Manager and its members and managers and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Manager for the execution, delivery or performance of this Agreement by the Manager. The execution, delivery and performance of this Agreement by the Manager does not violate, contravene or constitute a default under (i) any provision of any applicable law, rule or regulation, (ii) the Manager's limited liability company operating agreement or certificate of formation, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Manager or any of the Manager's property.

(c)          The Manager has met, in all material respects, and will continue to meet, in all material respects, for the duration of this Agreement, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met by the Manager in order for the Manager to perform the services contemplated by this Agreement.

(d)          The Manager will carry out its responsibilities under this Agreement in compliance in all material respects with (i) any applicable federal or state laws, rules or regulations, including securities laws, rules and regulations, (ii) the Company's business objectives, guidelines, strategy, policies and limitations as may be set by the Board from time to time and (iii) such other policies or directives as the Board may from time to time establish or issue and that the Company communicates to the Manager in writing, provided that the Company will promptly notify the Manager in writing of changes to the matters identified in (ii) or (iii) above.

22.          Name. The Manager has proprietary interests in the name "CNL". Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Manager or an affiliate thereof to perform any of the services of the Manager, the Board will, promptly after receipt of written request from the Manager, (a) cease to conduct business under or use the name "CNL" or any diminutive thereof, and (b) change the name of the Company to a name that does not contain the name "CNL" or any other word or words that might, in the sole discretion of the Manager, be susceptible of indication of some form of relationship between the Company and the Manager or any affiliate thereof. Consistent with the foregoing, it is specifically recognized that the Manager or one or more of its affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles and financial and service organizations having "CNL" as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or its Board. The Company's right to use the name "CNL" and any associated trademarks, trade names, service marks, and other intellectual property is subject to the terms of the Brand License Agreement among CNL Intellectual Properties, Inc., a Florida corporation, as licensor, and the Manager and the Company, as licensee, and the terms of that agreement shall supersede any inconsistent terms of this Agreement.

23.          Non-Solicitation. During the period commencing on the date hereof and ending one year following the termination of this Agreement, the Company shall not, without the Manager's prior written consent, directly or indirectly, (a) solicit or encourage any person to leave the employment or other service of the Manager, or (b) hire, on behalf of the Company or any other person or entity, any person who has left the employment of the Manager within the one year period following the termination of that person's employment with respect to the Manager. During the period commencing on the date hereof through and ending one year following the termination of this Agreement, the Company will not, whether for its own account or for the account of any other person, firm, corporation, or other business organization, intentionally interfere with the relationship of the Manager with, or endeavor to entice away from the Manager, any person who during the term of the Agreement is, or during the preceding one-year period, was a partner, joint venturer or client of the Manager.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

CNL STRATEGIC CAPITAL, LLC

By:	/s/Chirag J. Bhasvsar
	Name:	Chirag J. Bhavsar
	Title:	Chief Executive Officer

CNL STRATEGIC CAPITAL MANAGEMENT, LLC

By:	/s/Tammy J. Tipton
	Name:	Tammy J. Tipton
	Title:	Chief Financial Officer

[Signature Page to Management Agreement]

EXHIBIT A – Fee Calculations

Total Return Incentive Fee

The following are graphical representations of the calculation of the total return incentive fee:

Total Return Incentive Fee for Founder Shares

(Expressed as a percentage of average adjusted capital)

Percentage of Total Return to Founder Shareholders Allocated to Annual Total Return Incentive Fee

Scenarios expressed as a percentage of
average adjusted capital	Scenario 1	Scenario 2	Scenario 3	Scenario 4

Distribution Rate for the year (1)	4.000%	4.500%	4.500%	4.500%

Starting NAV for the year	$24.75	$24.75	$24.75	$24.75

High Watermark	$25.00	$25.00	$26.00	$26.00

Year End NAV	$25.12	$25.43	$25.49	$26.78

NAV Growth for the year	1.500%	2.750%	3.000%	8.202%

NAV Growth for the year (compared to high watermark) (2)	0.485%	1.723%	0.000%	3.000%

Total return to founder shareholders	5.500%	7.250%	7.500%	12.702%

Total return for the fee calculation (1+2)	4.485%	6.223%	4.500%	7.500%

Breakpoint incentive fee (maximum of 0.777%) between 7% and 7.777%	0.000%	0.000%	0.000%	-0.500%

Incentive fee (10% above 7.777%)	0.000%	0.000%	0.000%	0.000%

Total Incentive Fee before NAV floor test	0.000%	0.000%	0.000%	-0.500%

Is year end NAV higher than the NAV floor ($24.75)?	Yes	Yes	Yes	Yes

Total Incentive Fee earned (%)	0.000%	0.000%	0.000%	-0.500%

Total return to founder shareholders	5.500%	7.250%	7.500%	12.202%

Average Adjusted Capital for that share class in the calendar year	$100,000,000	$100,000,000	$100,000,000	$100,000,000

Total Incentive Fee earned ($)	—	$—	—	$500,000

Example of the total return incentive fee:

Scenario 1 – Total Return Incentive Fee

Total Return to Founder Shareholders does not exceed the 7.00% preferred return rate, therefore there is no incentive fee payable for Founder Shareholders.

Scenario 2 – Total Return Incentive Fee

The year end net asset value is greater than the net asset value floor of $24.75 and the High Water Mark. However, the Total Return to Founder Shareholders for the fee calculation does not exceed the 7.00% preferred return rate. Therefore, there is no incentive fee payable for Founder Shareholders.

Scenario 3 – Total Return Incentive Fee

Although the net asset value has increased for the calendar year, the year end net asset value is less than the High Water Mark. Therefore, there is no increase in the net asset value for the calculation of the Total Return to Founder Shareholders. The Total Return to Founder Shareholders for the fee calculation does not exceed the 7.00% preferred return rate. Therefore, there is no incentive fee payable for Founder Shareholders.

Scenario 4 – Total Return Incentive Fee

The net asset value has increased for the calendar year and the year end net asset value is greater than the High Water Mark by 3.0%. Therefore, Total Return to Founder Shareholders for the fee calculation is greater than the 7.00% preferred return rate and the year end net asset value is greater than the net asset value floor of $24.75 and the High Water Mark. Therefore, an incentive fee of $500,000 is earned for this calendar year for Founder Shareholders.

Total Return Incentive Fee for Non-Founder Shares

(Expressed as a percentage of average adjusted capital)

Percentage of Total Return to Non-Founder Shareholders of a Particular Share Class

Allocated to Annual Total Return Incentive Fee

Scenarios expressed as a percentage of
average adjusted capital	Scenario 1	Scenario 2	Scenario 3	Scenario 4

Distribution Rate for the year (1)	4.000%	4.500%	4.500%	4.500%

Starting NAV for the year	$24.75	$24.75	$24.75	$24.75

High Watermark	$25.00	$25.00	$26.00	$26.00

Year End NAV	$25.12	$25.43	$25.49	$26.78

NAV Growth for the year	1.500%	2.750%	3.000%	8.202%

NAV Growth for the year (compared to high watermark) (2)	0.485%	1.723%	0.000%	3.000%

Total return to founder shareholders	5.500%	7.250%	7.500%	12.702%

Total return for the fee calculation (1+2)	4.485%	6.223%	4.500%	7.500%

Breakpoint incentive fee (maximum of 1.750%)	0.000%	0.000%	0.000%	-0.500%

Incentive fee (20% above 8.750%)	0.000%	0.000%	0.000%	0.000%

Total Incentive Fee before NAV floor test	0.000%	0.000%	0.000%	-0.500%

Is year end NAV higher than the NAV floor ($24.75)?	Yes	Yes	Yes	Yes

Total Incentive Fee earned (%)	0.000%	0.000%	0.000%	-0.500%

Total return to founder shareholders	5.500%	7.250%	7.500%	12.202%

Average Adjusted Capital for that share class in the calendar year	$100,000,000	$100,000,000	$100,000,000	$100,000,000

Total Incentive Fee earned ($)	—	$—	—	$500,000

Example of the total return incentive fee:

Scenario 1 – Total Return Incentive Fee

Total Return to Non-founder Shareholders of a particular share class does not exceed the 7.00% preferred return rate, therefore there is no incentive fee payable for such share class.

Scenario 2 – Total Return Incentive Fee

The year end net asset value is greater than the net asset value floor of $24.75 and the High Water Mark. However, the Total Return to Non-founder Shareholders of a particular share class for the fee calculation does not exceed the 7.00% preferred return rate. Therefore there is no incentive fee payable for such share class.

Scenario 3 – Total Return Incentive Fee

Although the net asset value has increased for the calendar year, the year end net asset value is less than the High Water Mark. Therefore, there is no increase in the net asset value for the calculation of the Total Return to Non-founder Shareholders of a particular share class. The Total Return to Non-founder Shareholders for such share class for the fee calculation does not exceed the 7.00% preferred return rate. Therefore, there is no incentive fee payable for such share class.

Scenario 4 – Total Return Incentive Fee

The net asset value has increased for the calendar year and the year end net asset value is greater than the High Water Mark by 3.0%. Therefore, Total Return to Non-founder Shareholders of a particular share class for the fee calculation is greater than the 7.00% preferred return rate and the year end net asset value is greater than the net asset value floor of $24.75 and the High Water Mark. Therefore, an incentive fee of $500,000 is earned for this calendar year for such share class.